Exhibit 99.1 Press Release

PRESS RELEASE

CHEMBIO REPORTS $690,000 IN FOURTH QUARTER PURCHASE ORDERS FOR ITS RAPID HIV DIAGNOSTIC TESTS

MEDFORD, N.Y. - December 29, 2005 - Chembio Diagnostics Inc. (OTCBB:CEMI) received purchase orders during the fourth quarter from the Brazilian government totaling $690,000, all related to the Company’s rapid HIV tests and technologies. This order, when combined with orders received from the Brazilian government earlier this year, results in a 43% increase in purchase orders received from this customer in 2005 as compared with 2004. Chembio intends to complete shipment of all of the items purchased by the end of this month.

The orders from the Brazilian government are from the Oswaldo Cruz Institute (FIOCRUZ), an affiliate of the Brazilian Ministry of Health. As previously reported, Chembio and FIOCRUZ signed a 13 year technology transfer, supply and license agreement in February of 2004.

“2005 has been an outstanding year for our Company’s international sales and marketing, both in terms of revenues as well as establishing our business model of local engagement”, commented Lawrence Siebert, Chembio’s President. “We are building on our successes in Brazil in other markets, under the leadership of Avi Pelossof, and we are beginning to see evidence that the team Avi has established in East and West Africa will be successful in the markets that they are pursuing in 2006.”

ABOUT CHEMBIO

Chembio Diagnostics, Inc. (Chembio) possesses expertise in the development and manufacturing of rapid test products for various infectious diseases, including HIV, Tuberculosis and Chagas Disease. References to Chembio Diagnostics, Inc. may actually refer to Chembio Diagnostic Systems, Inc.; the 100%-owned subsidiary of Chembio Diagnostics, Inc. Chembio is located at 3661 Horseblock Road, Medford, NY 11763.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contact:
Vince Daniels/James Carbonara
The Investor Relations Group
212-825-3210